EXHIBIT 10.2

Dated this first day of March, 2009

B E T W E E N :

IPCRe Limited

and

James P. Bryce

RETIREMENT AND CONSULTING

AGREEMENT

THIS AGREEMENT is made on the first day of March 2009,

BETWEEN:

IPCRe Limited a company incorporated under the laws of Bermuda with its registered office located at 29 Richmond Road, Pembroke HM08, Bermuda (the “Company”); and

James P. Bryce (the “Executive”) of 29 Richmond Road, Pembroke HM 08, Bermuda

WHEREAS, the Executive has decided to retire from employment with the Company and any applicable Group Company and to resign as a member of the Board of Directors of the Company and the boards of directors of any applicable Group Company, effective as of the Retirement Date; and

WHEREAS, the Company desires to set forth the terms and conditions of the Executive’s employment through his retirement date and consulting services to be provided by the Executive to the Company and the Group Companies following his retirement date.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the Company and Executive agree as follows:

IT IS HEREBY AGREED as follows:

1.	Interpretation

1.1	In this Agreement unless the context otherwise requires, the following words and expressions shall have the following meanings:

“Accrued Obligations”

shall mean (i) all accrued but unpaid Base Salary through the date of termination of the Executive’s employment; (ii) any unpaid or unreimbursed expenses incurred in accordance with Company policy, including amounts due under Schedule 1, to the extent incurred prior to termination of employment; (iii) any accrued, but unused paid vacation as of the effective date of termination, including up to five days’ vacation carried forward from the prior year and any additional vacation that was approved by the Chairman; (iv) any benefits (including bonus which may have been awarded by the Company but not paid), and perquisites provided under Schedule 1 or any of the Company’s employee benefit plans upon a termination of employment, in accordance with the terms therein, including rights to equity in the Company pursuant to any plan or grant; and

(v) rights to indemnification by virtue of the Executive’s position as an officer or director of the Company or its subsidiaries or other affiliates and the benefits under any directors’ and officers’ liability insurance policy maintained by the Company, in accordance with its terms thereof

“Agreement”	shall mean this agreement

“Board”	shall mean the Board of Directors of the Company

“Cause”	shall mean (i) the Executive’s failure (except where due to physical or mental incapacity), neglect or refusal to substantially perform his duties hereunder; (ii) any wilful and intentional act of the Executive with regard to the Company or its subsidiaries or other affiliates that has the effect of injuring the reputation or business of the Company or its subsidiaries or other affiliates in a material manner; (iii) the Executive’s conviction of, or plea of guilty or nolo contendere to, the commission of a criminal act that is an offence of dishonesty in Bermuda or a felony in the United States; (iv) the commission by the Executive of an act of fraud, embezzlement or material dishonesty against the Company or its subsidiaries or other affiliates; (v) the commission by the Executive of any gross default or gross misconduct; (vi) any repeated misconduct or poor performance after written warning in respect of same has been delivered to the Executive; and (vii) any serious or repeated breach or non-observance by the Executive of any of the stipulations in this Agreement; provided always that the Executive shall not be dismissed summarily if to do so would be contrary to the governing law of this Agreement

“Consulting Period”	shall mean the period from the Retirement Date through December 31, 2009

“Dollars” or “$”	shall mean United States dollars

“Early Termination”	shall have the meaning attributed to it in Clause 12

“Group Company”	shall mean any company which is from time to time a holding company (as defined by Section 86 of the Companies Act 1981, but irrespective of whether it is a Bermuda company or an overseas company) of the Company, a subsidiary company (as so defined) of the Company, a subsidiary company (as so defined) of a holding company (as so defined) of the Company or in which the Company owns at least 50% of the issued share capital.

the “Parties”	shall mean the parties to this Agreement collectively, “Party” means any one of them

“Retirement Date”	shall mean June 30, 2009

1.2	In this Agreement unless the context otherwise requires:

1.2.1	references to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions from time to time and shall include references to any provisions of which they are re-enactments (whether with or without modification);

1.2.2	references to clauses and schedules are references to clauses hereof and schedules hereto; references to sub-clauses or paragraphs are, unless otherwise stated, references to sub-clauses of the clause or paragraphs of the schedule in which the reference appears;

1.2.3	references to the singular shall include the plural and vice versa and references to the masculine shall include the feminine and/or neuter and vice versa; and

1.2.4	references to persons shall include companies, partnerships, associations and bodies of persons, whether incorporated or unincorporated.

2.	Position

The Executive hereby agrees to continue to serve the Company in the position designated in Schedule 1 subject to the terms and conditions hereinafter contained.

3.	Place of Employment

The principal place of employment shall be the Company’s offices at 29 Richmond Road, Pembroke HM 08, Bermuda. The Executive shall work in any place in Bermuda which the Board may require for the proper performance and exercise of his duties and powers, and he may be required to travel on the business of the Company and/or Group Companies anywhere in the world.

4.	Term of Employment

4.1	The employment of the Executive (subject to Early Termination as provided below) shall continue until the Retirement Date.

4.2	Where applicable, it is a condition precedent for this Agreement that the Executive holds and continues to hold a valid work permit from the Bermuda Department of Immigration.

5.	Retirement

The Executive shall retire from employment with the Company and each applicable Group Company and shall resign as a member of the Board of Directors of the Company and any applicable board of directors of a Group Company, in each case, effective as of the Retirement Date (subject to Early Termination).

6.	Normal Hours and Holidays

6.1	Normal office hours are 8:45am to 4:45pm; however, the Executive shall conform to such additional hours of work as may from time to time reasonably be required of him and shall not be entitled to receive any additional remuneration for work outside of normal office hours. The Executive’s salary has been calculated on the basis he is not entitled to overtime pay.

6.2	In addition to the public holidays under the Public Holidays Act 1947 and such other holidays as may be determined by the Company, the Executive shall be entitled without loss of remuneration to the number of days’ vacation in each year as may be set out in Schedule 1 (pro-rated for 2009 for the period of Executive’s employment) to be taken at such time or times as may be approved by the Company.

6.3	Up to five days’ vacation remaining at the end of any year may be carried forward to the next succeeding year but no further. The entitlement to vacation (and on termination of employment vacation pay in lieu of vacation) accrues pro rata throughout each year, provided that fractions of days shall be disregarded in calculating entitlement to vacation or payment in lieu of vacation.

7.	Duties And Responsibilities Prior to Executive’s Retirement

7.1	During the continuance of his employment hereunder:

7.1.1	The Executive shall well and faithfully serve the Company and use his best endeavours to promote, develop and extend its business and interests, giving at all times, the full benefit of his knowledge, expertise, technical skill and ingenuity.

7.1.2	The Executive acknowledges that the requirements of the Company’s business may mean that his duties may be varied when reasonably considered appropriate and necessary by the Company and in such circumstances, subject to any governmental regulations, he may be required to carry out other duties within his capabilities even should they be associated with another job title.

7.1.3	Subject at all times to Clause 7.1.2. above, the Executive’s office and duties shall be as set out in Schedule 1.

8.	Remuneration and Reimbursement For Period of Employment

8.1	The Company shall continue to pay to the Executive by way of remuneration for his services hereunder a base salary as set forth in Schedule 1 to this Agreement (“Base Salary”) as well as other similar allowances as applicable (the “Housing Allowance”) as set forth in Schedule 1 to this Agreement through to the Retirement Date (subject to Early Termination). The Company shall continue to have the authority to make deductions from the Executive’s Base Salary to reflect all and any applicable taxes or contributions to health and/or pension plans as detailed in Schedule 1 to this Agreement.

8.2	The Company shall continue to pay to the Executive all reasonable travelling hotel and other out-of-pocket expenses which are properly incurred by him in or about the performance of his duties hereunder and for which receipts (if so required) are provided to the reasonable satisfaction of the Chairman through to the Retirement Date (subject to Early Termination).

8.3	The Company shall continue to make payments on behalf of the Executive in respect of payroll tax, Health, Group Life, Accidental Death and Dismemberment Insurance, and Short-Term Disability Benefits as set forth in Schedule 1 to this Agreement through to the Retirement Date (subject to Early Termination).

8.4	The Company shall continue to pay to the Executive such other benefits including Vacation Allowance, Home Leave Allowance, and Club Dues Allowance as set forth in Schedule 1 to this Agreement on a pro-rated basis through to the Retirement Date (subject to Early Termination).

8.5	The Executive shall be entitled to the payment of any bonus as set forth in Schedule 1 to this Agreement (the “Annual Bonus”) awarded in respect of the 2008 performance year to the extent that such amount remains unpaid at the Retirement Date or any Early Termination Date.

9.	Remuneration and Reimbursement Upon Executive’s Retirement

9.1	Executive will be entitled to (i) a pro-rated bonus at target value (100% of Base Salary ($915,000)) for the period from January 1, 2009 through the Retirement Date (subject to Early Termination) and (ii) payment of the Accrued Obligations.

9.2	Any and all amounts payable to the Executive upon retirement under his individual retirement and deferred compensation agreements and the Company’s Supplemental Executive Retirement Plan shall be paid in accordance with the terms of the applicable agreement or plan.

9.3	In connection with the Executive’s retirement, the vesting dates for all unvested awards issued prior to December 31, 2008 pursuant to the Company’s 2003 Stock Incentive Plan, 2005 Stock Option Plan, and 2007 Incentive Plan will be accelerated to the Retirement Date (subject to Early Termination). Any unvested mid-cycle awards of performance share units shall vest at the original target level for the performance cycle and any outstanding “top-hat” cash awards granted to the Executive will be settled or paid on the Retirement Date (subject to Early Termination as described below).

9.4	In lieu of any Long-term incentive Award for 2009, Executive will be eligible for a pro-rated cash payment in such an amount equal to the annual target value (currently 200% of Base Salary ($1,830,000)) for the period from January 1, 2009 through the Retirement Date.

9.5	Notwithstanding the foregoing, the Company reserves the right to settle any awards in cash under exceptional circumstances, in its sole discretion.

10.	Settlement of Benefits and Release Agreement

10.1	The Executive agrees that he will execute a General Release in favour of the Company in the form attached hereto as Schedule 3.

10.2	All amounts due to the Executive pursuant to Clause 9 of this Agreement, to the extent not already paid, will be settled as soon as practicable following delivery of the executed General Release, provided the Executive has not revoked the General Release as of the payment date.

11.	Consulting Arrangement

11.1	During the Consulting Period, the Executive shall provide consulting services to the Company as described herein. The Consulting Period may be extended by mutual agreement of the Parties on such terms and conditions as mutually agreed by the Parties.

11.2	During the Consulting Period, the Executive shall (i) be available for consulting services for up to 40 hours per month (although the Company and the Executive intend that the consulting services shall be less than 20% of the level of services provided by the Executive to the Company for the 36 month period preceding the Retirement Date), (ii) cooperate with the Company at its request in responding to any questions or requests for information arising out of or connected with the Executive’s employment with the Company, and (iii) provide such other assistance as the Company may reasonably request.

11.3	During the Consulting Period, the Company will pay the Consultant monthly fees in the amount of $75,000 per month plus reimbursement of the Consultant’s reasonable out-of-pocket fees and expenses, including travel expenses to and from Bermuda and the Executive’s home.

11.4	During the Consulting Period, the Company will make reasonable efforts to cause the Executive to continue to be covered under the Company’s medical plans (including Group Life, Accidental Death and Dismemberment Insurance, and Short-Term Disability). In the event the Executive cannot continue to be covered under the Company’s medical plans, each month during the Consulting Period, the Company will pay the Executive an amount equal to the monthly amount the Company would have paid under the medical plans in respect of the Executive’s benefits, in each case, as in effect immediately prior to the date the Executive ceased to be covered under a plan.

12.	Early Termination

12.1	The Executive’s employment may be terminated by the Company for any reason by its giving the Executive prior notice in writing to expire at any time before the Retirement Date. The Executive’s employment shall be terminated immediately upon his death. In such circumstances, the Executive shall, provided Cause shall not have occurred, be entitled to receive all of the payments and benefits under this Agreement that the Executive would have been entitled to receive as if the Executive had retired on the Retirement Date. If the Executive’s employment is terminated for Cause, then the Executive shall be entitled only to the Accrued Obligations up to the date of termination.

12.2	The Company shall have the right, in its discretion, upon termination by notice by either Party to pay the Executive in lieu of any notice; provided, however, that the provisions of this Agreement relating to termination for Cause, execution of the General Release and the services to be provided during the Consulting Period remain unaffected by any payment in lieu of notice.

13.	Consequences of Termination

13.1	Without prejudice to the provisions of Clause 11, at any time or from time to time after termination of employment, howsoever arising, the Executive shall, upon the request of the Company, appear as witness for the Company in any proceedings in which the Company may be involved, upon payment of the Executive’s reasonable fees and expenses.

13.2	Upon retirement or termination of the Executive’s employment for any reason, the Executive shall resign, without claim for compensation for loss of office, as an officer and director of the Company and such offices and directorships held by him in any of the Group Companies as may be so requested and should he fail to do so, the Company is hereby irrevocably authorised to date and deliver on his behalf a letter of resignation in the form of Schedule 2 attached hereto.

14.	Confidentiality; Restrictive Covenants

14.1	The Executive acknowledges that materials and knowledge gained during his employment are of significant value to the Company and shall not, either during the continuance of his employment hereunder (otherwise than in the proper performance of his duties hereunder) or at any time thereafter, divulge to any person whomsoever, and shall use his best endeavours to prevent the publication or disclosure of, any trade secret or other confidential information concerning the business, finances, accounts, dealings, transactions or affairs of the Company or any Group Company or of any of their respective clients entrusted to him or arising or coming to his knowledge during the course of his employment hereunder or otherwise.

14.2	The Executive shall upon the termination of his employment hereunder immediately deliver up to the Company all fee schedules, lists of clients, correspondence and other documents, papers, data (whether written, photographic or electronic) and property belonging to the Company or related to any of the matters referred to in Clause 14.1 which may have been prepared by him or have come into his possession in the course of his employment hereunder and shall not retain any copies thereof.

14.3	Since the Executive is likely to obtain, in the course of his employment hereunder, knowledge of trade secrets and also other confidential information in regard to the business of the Company and of any Group Company with which he becomes associated, the Executive hereby agrees with the Company that, in addition to the restrictions contained in Clauses 14.1 and 14.2, he will not during the period of his employment or for a period of 6 months after the initial duration of the Consulting Agreement:

14.3.1	either on his own account or for any other person, firm or company, directly or indirectly be engaged in any business or undertaking with operations in Bermuda, the United States of America, the United Kingdom or any of its Overseas Territories or Ireland which is engaged in or carries on any business which competes or seeks to compete with the business of property/ catastrophe insurance and reinsurance;

14.3.2	either on his own account or for any other person, firm or company, solicit or procure orders from or do business with any person, firm or company who has at any time during the 12 months immediately preceding the Retirement Date done business with the Company or any Group;

14.3.3	either on his own account or for any other person, firm or company, solicit the services of or endeavour to entice away from the Company or any Group Company any director, senior employee or consultant of the Company or any Group Company (whether or not such person would commit any breach of his contract of employment or engagement by reason of leaving the service of such company) nor shall the Executive knowingly employ or aid or assist in or procure the employment by any other person, firm or company of any such person;

provided that nothing in this clause shall prohibit the doing of business not relating or not similar to the business of property/ catastrophe insurance and reinsurance.

14.4	While the restrictions aforesaid are considered by the Parties to be reasonable in all the circumstances it is agreed that if any of such restrictions shall, taken together, be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or any Group Company but would be adjudged reasonable if part of the wording thereof were deleted or modified the said restrictions shall apply with such words deleted or modified.

14.5	The Executive hereby agrees that he will at the request and cost of the Company enter into a direct agreement or undertaking with any Group Company whereby he will accept restrictions and provisions corresponding to the restrictions and provisions herein contained (or such of them as may be appropriate in the circumstances) in relation to such services and such area and for such period as such company or companies may reasonably require for the protection of its or their legitimate interests provided that the terms of such restrictions and provisions will not be more onerous than the restrictions and provisions of this agreement.

15.	Change of Control

The Executive’s compensation and benefits as set forth under this Agreement shall remain unaffected by any change of ownership or control affecting the Company or any Group Company, however, any benefits due to the Executive under any other award agreement or plan in connection with such an event shall be paid to the Executive in accordance with the terms of such applicable award agreement or plan.

16.	Untrue Statements

The Executive shall not knowingly at any time make any untrue statement in relation to the Company or any Group Company or any employee, director or officer of the Company or any Group Company and in particular shall not after the termination of his employment hereunder wrongfully represent himself as being employed by or connected (except as a consultant during the Consulting Period) with the Company or any Group Company.

17.	Notices

Any notice required to be given hereunder shall be in writing and shall be served by sending the same by prepaid recorded post, facsimile or by delivering the same by hand to the address of the Party or Parties in question as set out in Schedule 1 (or such other address as such Party or Parties shall notify the other Parties of in accordance with this clause). Any notice sent by post as provided in this clause shall be deemed to have been served five business days after despatch and any notice sent by facsimile as provided in this clause shall be deemed to have been served at the time of despatch and in proving the service of the same it will be sufficient to prove in the case of a letter that such letter was properly stamped, addressed and placed in the post; and in the case of a facsimile that such facsimile was duly despatched to a current facsimile number of the addressee.

18.	Taxes

18.1	The Company may withhold from any payments made under this Agreement all applicable taxes, including, but not limited to, income, employment and social insurance taxes, as shall be required by law.

18.2	The Company is not responsible for any U.S. taxes (including applicable “gross-ups”) in connection with any payments due as a result of the Executive’s retirement or the consulting services during the Consulting Period.

19.	Successors And Assigns; No Third-Party Beneficiaries

19.1	This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company to, any purchaser of all or substantially all of the Company’s business or assets or any successor to the Company (whether direct or indirect, by purchase, merger, consolidation, amalgamation or otherwise). The Company will require any such purchaser or successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such assignment had taken place.

19.2	The Executive’s rights and obligations under this Agreement shall not be transferable by the Executive by assignment or otherwise, without the prior written consent of the Company; provided, however, that if the Executive shall die, all amounts then payable to the Executive hereunder shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there be no such designee, to the Executive’s estate.

20.	Miscellaneous

20.1	Notwithstanding anything to the contrary herein, if any payment or benefit (or series of payments or benefits) under this Agreement (including Schedule 1) cannot commence on the termination of the Executive’s employment without being subject to Section 409A(a)(1) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), but can commence six months after such termination of employment without being so subject, the payment, benefit or series of payments or benefits shall commence six months after the termination of the Executive’s employment (or such earlier time as may be permitted under Section 409A(a)(2) of the Code) (the “First Payment Date”) and, on the First Payment Date, the Company will pay the Executive an amount equal to the sum of all payments and benefits pursuant to this Agreement that would have been payable in respect of the period preceding the First Payment Date but for the delay imposed on account of Section 409A of the Code. In addition to the forgoing, to the extent any reimbursement (or in-kind benefit) under this Agreement (including Schedule 1) is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement (or in-kind benefit provided) in one calendar year shall not affect the expenses eligible for reimbursement (or in-kind benefit provided) in any other taxable year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement (or in-kind benefit) be subject to liquidation or exchange for another benefit (e.g., exchanged for a lump sum cash payment).

20.2	Notwithstanding the expiration or termination of this Agreement, howsoever arising, such expiration or termination shall not operate to affect such of the provisions hereof as are expressed or intended to remain in full force and effect.

20.3	If any of the clauses, conditions, covenants or restrictions of this Agreement shall be found to be void but would be valid if some part thereof were deleted or modified, then such clause, condition, covenant or restriction shall apply with such deletion or modification as may be necessary to make it valid and effective.

20.4	This Agreement (together with any documents referred to herein) constitutes the whole agreement between the Parties relating to its subject matter.

20.5	This Agreement may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.

20.6	This Agreement and Schedule 1 shall stand as the Statement of Employment required under Section 6 of the Employment Act 2000.

20.7	The terms and conditions of this Agreement and the rights of the Parties hereunder shall be governed by and construed in all respects in accordance with the laws of the Islands of Bermuda. The Parties to this Agreement hereby irrevocably agree that the courts of Bermuda shall have exclusive jurisdiction in respect of any dispute, suit, action, arbitration or proceedings (“Proceedings”) which may arise out of or in connection with this Agreement and waive any objection to Proceedings in the courts of Bermuda on the grounds of venue or on the basis that the Proceedings have been brought in an inconvenient forum.

IN WITNESS WHEREOF, the undersigned, intending to be bound hereby, have duly executed this Agreement as of the date first written above.

SIGNED by and on behalf of		)
THE COMPANY		)	/s/ Kenneth Hammond
in the presence of:		)	Name: Kenneth L. Hammond
Title: Chairman of the Board of Directors

Witness:	/s/ Melanie Saunders
Name:	Melanie J. Saunders

SIGNED by		)
THE EXECUTIVE		)	/s/ James Bryce
in the presence of:		)	Name: James P. Bryce

Witness:	/s/ Melanie Saunders
Name:	Melanie J. Saunders

SCHEDULE 11

1.	Position: President & Chief Executive Officer.

2.	Office and Duties: Duties and responsibilities commensurate with the titles of President and Chief Executive Officer.

3.	Base Salary: $915,000 per annum, as may be increased from time to time.

4.	Annual Bonus: The Executive shall be eligible for an annual incentive bonus award determined by the Board or any Committee thereof in its discretion in respect of each fiscal year during the Term of Employment (the “Annual Bonus”).

5.	Equity Awards: Subject to the terms of the Retirement and Consulting Agreement, the Executive shall be eligible for annual incentive equity awards under the IPC Holdings, Ltd. 2007 Incentive Plan as determined by the Board or any Committee thereof in its discretion in respect of each fiscal year during the Term of Employment.

6.	Deductions:

(i)	Pension- as set out below

(ii)	The Executive’s portion of any payroll tax as may be prescribed under the Payroll Tax Act 1998.

(iii)	Such other mandatory deductions as may be required under any applicable law or in accordance with Company policy from time to time.

7.	Other Benefits and Perquisites:

(i)	Housing Allowance: The Company will pay the Executive a monthly housing allowance in the amount of $14,000.

(ii)	Home Leave Allowance: The Company will pay the cost of a first class round-trip air passage for the Executive and his spouse by the shortest route between Bermuda and Switzerland.

(iii)	Education Allowance: N/A

(iv)	Club Dues: The Company will reimburse the Executive for the annual subscription to two clubs in Bermuda for the Executive and his spouse.

[1]

The payments and benefits on this Schedule 1 represent the Executive’s current Statement of Employment and shall apply to the Executive only during the period of his employment through the Retirement Date (or any Early Termination of employment).

(v)	The Company will reimburse the Executive for professional accounting fees incurred in connection with the preparation of annual tax returns for the Executive and his spouse.

(vi)	Health Insurance: medical coverage, dental, prescription drugs and vision care are provided to the Executive and his dependents at no cost to the Executive.

(vii)	Group Life Insurance is provided at no cost to the Executive.

(viii)	Accidental Death and Dismemberment Insurance is provided at no cost to the Executive.

(ix)	Short-Term Disability benefit is provided to replace a portion of an Executive’s income during the first ninety days of a certified disability, after which time the Long-Term Disability benefit becomes available.

(x)	Long-Term Disability benefit is provided at no cost to the Executive to replace a portion of his income if he has been totally disabled for ninety consecutive days.

8.	Vacation: In accordance with the Company’s policy, as currently in effect, or as otherwise agreed with the Chairman. As of the date of this Agreement, in accordance with the Company’s vacation policy, the Executive is entitled to receive 25 days per annum of paid vacation (together with approved vacation days carried forward from prior year). The Executive shall take two consecutive weeks of vacation per annum unless agreed otherwise in writing by the Chairman.

9.	Addresses for Notices:

To the Company -

Name: IPCRe Limited, attention the Chairman

Address: 29 Richmond Road, 4th Floor, Pembroke HM 08, Bermuda.

Fax: (1 441) 292-8085

To the Executive -

Name: James P. Bryce

Address: 29 Richmond Road, 4th Floor, Pembroke HM 08, Bermuda.

Fax: (1 441) 296-2786

10.	Pension Provisions: During the term of his employment, the Executive shall be entitled to participate in retirement benefits generally provided to senior executives of the Company that are made available from time to time.

11.	Sick Leave Provisions: In accordance with the Company’s policy, as described in the Employee Handbook, as is currently in effect.

12.	Dress Code: The Executive is expected and required to dress in accordance with the Company’s current policy on Office Attire.

13.	Disciplinary and Grievance Procedure: The procedures can be found in the Employee Handbook.

SCHEDULE 2

Date:

IPCRe Limited

29 Richmond Road

Pembroke HM 08

Bermuda

Dear Sirs

I, James P. Bryce, hereby resign as director and as officer of any of (i) IPCRe Limited (the “Company”), (ii) the parent of the Company and (iii) any subsidiary of the Company, of which I am a director or officer, effective as of the date of this letter.

Yours faithfully,

James P. Bryce

SCHEDULE 3

DEED OF GENERAL RELEASE

THIS Deed of General Release is made on the      day of              2009,

BETWEEN:

IPCRe Limited a company incorporated under the laws of Bermuda with its registered office located at 29 Richmond Road, Pembroke HM 08, Bermuda (the “Company”); and

James P. Bryce (the “Executive”) of 29 Richmond Road, Pembroke HM 08, Bermuda

1.	Termination of Employment. The Executive and the Company acknowledge that Executive’s last day of employment with the Company is (the “Termination Date”).

2.	Full Release. In consideration of the promises and payments of the amounts set forth in the Retirement and Consulting Agreement, by and between the Company and Executive, dated as of March 1, 2009 (the “Retirement Agreement”) the Executive, for himself, his heirs, executors, administrators, successors and assigns (hereinafter collectively referred to as the “Releasors”), hereby fully releases and discharges Company, its officers, directors, employees, agents, insurers, subsidiaries, parents, affiliates, successors and assigns (all such persons, firms, corporations and entities being deemed beneficiaries hereof and are referred to herein as the “Company Entities”) from any and all actions, causes of action, claims, obligations, costs, losses, liabilities, damages and demands of whatsoever character, whether or not known, suspected or claimed, which the Releasors have, through the date of this Agreement, against the Company Entities arising out of or in any way related to Executive’s employment or termination of his employment; provided, however, that this shall not be a release with respect to any amounts and benefits owed to Executive pursuant to the Retirement Agreement upon termination of employment, Annual Bonus and Awards in the Company, employee benefit plans of the Company or Executive’s right to indemnification and directors’ and officers’ insurance.

3.	Executive undertakes that he will continue to abide by the terms of clause 14 of the Retirement Agreement and further will instigate no proceedings in any jurisdiction or tribunal with respect to any actions, causes of action, claims, obligations, costs, losses, liabilities, damages and demands of whatsoever character (including but not limited to claims under the Bermuda Employment Act 2000 and the Bermuda Human Rights Act 1981) arising out of or in any way related to Executive’s employment or termination of his employment.

4.	Informed and Voluntary Signature. No promise or inducement has been made other than those set forth in this Agreement. This Agreement is executed by Executive without reliance on any representation by Company or any of its agents. Executive hereby acknowledges that he has read and understands this Agreement and that he affixes his signature hereto voluntarily and of his own free will.

5.	The Executive has been advised to consult with an attorney prior to executing this Agreement and has been given a full and fair opportunity to do so.

6.	This deed shall be governed in all respects by the laws of Bermuda.

7.	In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

8.	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.	The paragraph headings used in this Agreement are included solely for convenience and shall not affect or be used in connection with the interpretation of this Agreement. Capitalised words and phrases in this Agreement shall have the same meanings as in the Agreement between the Company and the Executive.

10.	This Agreement and the Retirement Agreement represent the entire agreement between the parties with respect to the subject matter hereto and may not be amended except in writing signed by the Company and Executive. If any dispute should arise under this Agreement, it shall be settled in accordance with the terms of the Retirement Agreement.

11.	This Agreement shall be binding on the executors, heirs, administrators, successors and assigns of Executive and the successors and assigns of Company and shall inure to the benefit of the respective executors, heirs, administrators, successors and assigns of the Company Entities and the Releasors.

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IN WITNESS THEREOF, Executive and Company have executed this Agreement as a deed on this      day of              2009,

SIGNED by and on behalf of	)

THE COMPANY	)

in the presence of:	)	Name:

Title:
Witness:

Name:

SIGNED by	)

THE EXECUTIVE	)

in the presence of:	)	Name:

Witness:

Name: